Exhibit 10.1

As Amended and Restated February 13, 2008

BURLINGTON NORTHERN SANTA FE
NON-EMPLOYEE DIRECTORS' STOCK PLAN

SECTION 1

GENERAL

1.1.            Purpose.  The Burlington Northern Santa Fe Non-Employee Directors' Stock Plan (the "Plan") has been established by Burlington Northern Santa Fe Corporation (the "Company") to promote the interests of the Company and its stockholders by enhancing the Company's ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

1.2.            Operation and Administration.  The operation and administration of the Plan shall be subject to the provisions of Section 4.  Capitalized terms in the Plan shall be defined as set forth in Section 7 or elsewhere in the Plan.

SECTION 2

OPTION AWARDS

2.1.            Terms and Conditions.

Each Option Award granted under the Plan shall be evidenced by an agreement and shall comply with the following terms and conditions:

(a)          The Board may from time to time grant Option Awards to one or more Eligible Directors.

(b)          The option exercise price shall be the Fair Market Value of the Stock subject to such Option Award on the date of grant.

(c) The Option Award shall not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, unless the Participant has made an irrevocable election to receive a transferable option with the Secretary of the Company prior to the date of grant or as may be required by rules established by the Board.  Such transferable Option Awards may be transferred by a Participant for no consideration to or from the Participant's Immediate Family (including, without limitation, to a trust for the benefit of a Participant's Immediate Family or a Family Partnership for members of the Immediate Family), and the transferee shall remain subject to all of the terms and conditions applicable to such Option Award prior to such transfer.

(d)            The Option Awards under this subsection 2.1 shall be subject to the vesting provision set forth in subsection 2.2.

2.2.            Vesting.  Option Awards shall be exercisable commencing one (1) year from the date of grant.  A Participant who ceases to be a Director shall forfeit any Option Award which is not vested on his Date of Termination; provided, however, that (i)  if a Participant ceases to be a Director by reason of his Retirement, death, or Disability, all of his Option Awards that are not then vested shall become vested; and (ii) any portion of an Option Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall vest on the date of the Change in Control.

2.3.            Exercise.  To the extent that an Option Award is exercisable, it may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the date the Option expires.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the exercise price for such shares of Stock indicated by the Participant's election.  Payment shall be by cash or by check payable to the Company, except that all or a portion of such required amount may be paid by delivery of shares of Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash which would otherwise be required.

2.4.            Expiration.  An Option Award granted to a Director shall expire on the tenth anniversary of the Award Date; provided, however, that in no event shall the Option Award be exercisable after the first anniversary of the Date of Termination of the Director.

SECTION 3

RESTRICTED STOCK UNIT AWARDS

3.1.            Terms and Conditions. Subject to the terms of this Section 3, a Restricted Stock Unit entitles an Eligible Director to receive one share of Stock for the unit at the end of a vesting period in accordance with subsection 3.4 and to the extent provided by the Award with the vesting of such unit also to be contingent upon such conditions as may be set forth in the Award.  During any period in which Restricted Stock Units are outstanding and have not been settled in Stock, the Eligible Director shall not have the rights of a stockholder, but shall have the right to receive a payment from the Company in lieu of a dividend in an amount equal to such dividends and at such times as dividends would otherwise be paid.

3.2.            Grant. As of the date of each Annual Meeting (or, if later, the date that is two business days after the release of the Company's earnings results for the first quarter of the year), each Director who is an Eligible Director as of the date of such Annual Meeting shall be granted, under this Section 3.2, a Restricted Stock Unit Award of a number of units with a grant date fair value, as measured by SFAS 123R, of $180,000, rounded to the nearest 10 units.  If an individual becomes an Eligible Director during a Plan Year on a date other than the date of the Annual Meeting for such Plan Year, he shall be granted under this Section 3.2, on the first business day on which he is an Eligible Director, a Restricted Stock Unit Award in the amount determined in accordance with the preceding sentence reduced pro-rata to reflect the portion of the Plan Year that has elapsed prior to the date on which he becomes an Eligible Director.  The foregoing provisions of this Section 3.2 shall apply with respect to Restricted Stock Units granted under the Plan after December 31, 2007. Notwithstanding the foregoing provisions of this Section 3.2, the number of shares covered by Restricted Stock Unit Awards granted under the Plan prior to January 1, 2008 shall be determined in accordance with paragraphs 3A.2(a) and 3A.2(b) as in effect prior to the amendment and restatement of the Plan as set forth herein.

3.3.            Vesting.  Restricted Stock Unit Awards granted to a Director in any Plan Year shall vest on the last day of the Plan Year in which granted,  provided that the Director serves on the Board until such date.  A Director who does not serve on the Board at least until the last day of the Plan Year in which such Restricted Stock Unit Award was granted, shall forfeit such Restricted Stock Unit Award.  Notwithstanding the foregoing, (i) if the Director ceases to be a Director by reason of the Director's death, Disability or Retirement, all of his Restricted Stock Unit Awards that are not then vested shall become vested, and (ii) all Restricted Stock Unit Awards that are held by an individual serving as a Director on the date of a Change in Control that are not vested shall become vested on the date of the Change in Control.

3.4.            Payment.  The shares of Stock underlying Restricted Stock Unit Awards that have vested on or prior to the Date of Termination of an Eligible Director's service on the Board (as determined pursuant to Section 3.3) shall be payable on such Date of Termination (or within 30 days thereafter, subject to Treas. Reg. Section 1.409A-3(i)(2).

3.5.            Limit on Restricted Stock Units.  Restricted Stock Units granted as a Restricted Stock Unit Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

SECTION 4

OPERATION AND ADMINISTRATION

4.1.            Effective Date.

(a)          The Plan was established at the time of the Company's 1996 Annual Meeting, and was amended and restated September 21, 2006. To satisfy the requirements of section 409A of the Internal Revenue Code (“Section 409A”) and make certain other changes, the Plan is amended, restated and continued effective as of January 1, 2005 (the "Effective Date" of the Plan as set forth herein).  Except as otherwise specifically provided in the Plan to the contrary, the Plan as set forth herein shall apply to Awards outstanding under the Plan on or after the Effective Date.  Awards that are not outstanding on or after the Effective Date, will be subject to the applicable provisions of the Plan as in effect from time to time prior to the Effective Date.

(b)          Notwithstanding the foregoing provisions of paragraph (a) of this Section 4.1, Retainer Stock Awards shall be governed by the provisions of Section 3 of the Plan as in effect prior to this amendment and restatement of the Plan. However, any Retainer Stock Awards outstanding on or after the Effective Date, will also be subject to the applicable terms of the Plan as amended and restated as set forth herein and, with respect to any such Retainer Stock Awards, the provisions of the Plan as set forth herein shall govern in the event of an inconsistency between such provisions and the terms of the Plan as previously in effect.

(c)          The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards are outstanding.

4.2.            Shares Subject to Plan.  The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.  Subject to the provisions of subsection 4.3, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 300,000 shares in the aggregate.  Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect of such Award) shall again be available under the Plan.

4.3.            Adjustments to Shares.  If the Company shall effect a reorganization, merger, or consolidation, or similar event or effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee (as defined below) shall adjust equitably and proportionally (i) the number of shares of Stock available under the Plan; (ii) the number of shares available under any individual or other limits; (iii) the number of shares of Stock or Restricted Stock Units subject to outstanding Awards; and (iv) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.  However, in no event shall this Section 4.3 be construed to permit a modification (including a replacement) of an Option Award if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Section 409A; or (ii) would cause the Option Award subject to the modification (or cause a replacement Option Award) to be subject to Section 409A, provided that the restriction of this clause (ii) shall not apply to any Option Award that, at the time it is granted, is designated as being deferred compensation subject to Section 409A.

4.4.            Limit on Distribution.  Distribution of shares of Stock or Restricted Stock Units or other amounts under the Plan shall be subject to the following:

(a)          Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock or Restricted Stock Units under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)          The Committee shall add such conditions and limitations to any Award to any Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as is necessary to comply with such Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)          To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3 under the Exchange Act or any other applicable rules.

4.5.            Taxes.  All Awards and other payments under the Plan are subject to all applicable taxes which shall be obligations of the Participant.

4.6.            Distributions to Disabled Persons.  Notwithstanding any other provision of the Plan, if, in the Committee's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment or distribution shall be in lieu of any such payment to such Participant or other person.  Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

4.7.            Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with Section 5.

4.8.            Form and Time of Elections.  Any election required or permitted under the Plan shall be in writing, and shall be deemed to be filed when delivered to the Secretary of the Company.

4.9.            Agreement With Company.  Each Award granted under Sections 2 and 3 shall be evidenced by an Agreement (an "Agreement") duly executed on behalf of the Company and by the Participant to whom such Award is granted and dated as of the applicable date of grant.  Each Agreement shall comply with and be subject to the terms of the Plan.

4.10.           Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.11.           Action by Company.  Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the board, by a duly authorized officer of the Board, or (except to the extent prohibited by the provisions of Rule 16b-3 or any other applicable rules) by a duly authorized officer of the Company.

4.12.            Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13.            Section 409A.  To the extent that any portion of the Plan and the Awards under the Plan are subject to the rules applicable to nonqualified deferred compensation plans under Section 409A, such portion of the Plan and such Awards are not intended to result in acceleration of income recognition or imposition of penalty taxes by reason of Section 409A, and the terms of such portion of the Plan and such Awards shall be interpreted in a manner (and such portion of the Plan and such Awards may be amended to the extent determined necessary or appropriate by the Committee) to avoid such acceleration and penalties. The Committee may modify the time at which any Award will be settled, paid-out, vested or transferred if it determines that such modification may be necessary to avoid acceleration of tax or imposition of penalties under Section 409A.  Regardless of whether the Committee modifies or fails to modify the time at which any Award is settled, paid-out, vested or transferred, each Director shall be solely liable for any taxes, including without limitation taxes that may be imposed under Section 409A, penalties and interest incurred with respect to all Awards granted to the Director under the Plan.

SECTION 5

COMMITTEE

5.1.            Selection of Committee.  The Committee shall be the Directors and Corporate Governance Committee.

5.2.            Powers of Committee.  The authority to manage and control the operation and administration of the Plan shall be vested in the Committee.  The Committee will have the authority to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

5.3.            Information to be Furnished to Committee.  The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties.  The records of the Company as to the period of a Director's service shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

5.4.            Liability and Indemnification of Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company.  The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 6

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.  No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Section 409A to become subject to Section 409A.

SECTION 7

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Annual Meeting. The term "Annual Meeting" shall mean an annual meeting of the stockholders of the Company.

(b)	Award. The term "Award" shall mean an award of stock options, restricted stock or restricted stock units granted to any person under the Plan.

(c)	Board. The term "Board" shall mean the Board of Directors of the Company.

(d)	Change in Control. A "Change in Control" shall be deemed to have occurred if:

(1)
any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

(2)
during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)
the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

(4)
the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.  For purposes of this clause (4), the term "the sale or disposition by the Company of all or substantially all of the Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by another objective method in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company.  For purposes of the preceding sentence, the "fair market value of the Company" shall be the aggregate market value of the outstanding shares of Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities (excluding employee Stock options). The aggregate market value of the shares of Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") shall be determined by the average closing price of the shares of Stock for the ten trading days immediately preceding the Transaction Date.  The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Stock.

(e)	Date of Termination. A Participant's "Date of Termination" shall be the date of the Participant’s separation from service from the Company and its affiliates, as determined under Section 409A.

(f)	Director. The term "Director" means a member of the Board.

(g)
Disability.  A Participant shall be considered to have a "Disability" during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(h)	Effective Date. The "Effective Date" shall have the meaning ascribed to it in paragraph (a) of Section 4.1.

(i)	Eligible Director. Each Director who is not an employee of the Company or any Related Company shall be an "Eligible Director".

(j)
Fair Market Value.  The "Fair Market Value" of the Stock shall be the closing price of a share of Common Stock on the New York Stock Exchange Composite Transaction Report on the valuation date; provided, however, that if there were no sales on the valuation date but there were sales on dates within a reasonable period before the valuation date, the Fair Market Value is the closing price on the nearest date before the valuation date; and further provided that the Fair Market Value for Awards granted under the Plan prior to January 1, 2008 shall be determined in accordance with the applicable provisions of the Plan as in effect prior to the amendment and restatement of the Plan as set forth herein.  In any event, the determination of "Fair Market Value" shall be consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(A).

(k)
Immediate Family.  With respect to a particular Participant, the term "Immediate Family" shall mean the Participant's spouse, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

(l)	Option Award. The term "Option Award" shall mean a non-qualified stock option granted under the Plan.

(m)	Participant. A "Participant" is any person who has received an Award under the Plan.

(n)	Plan Year. The term "Plan Year" means the period (i) beginning on the date of an Annual Meeting and (ii) ending on the day immediately prior to the following Annual Meeting.

(o)
Related Companies.  The term "Related Company" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

(p)	Retirement. The term "Retirement" means termination of service as a Director in accordance with and pursuant to the Retirement Policy for Directors adopted by the Company.

(q)	SEC. "SEC" shall mean the Securities and Exchange Commission.

(r)	SFAS 123(R). "SFAS 123(R)" shall mean Statement of Financial Accounting Standards No. 123 (revised 2004).

(s)	Stock. The term "Stock" shall mean shares of common stock of the Company.